                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

Daleen IAC, LLC - incorporated in Delaware
Daleen Canada Corporation - incorporated in Nova Scotia
Daleen Technologies Europe, B.V. - incorporated in the Netherlands Daleen Australia Pty Limited - incorporated in Australia
DSI, Inc. - incorporated in Delaware
Daleen Solutions, Inc. - incorporated in Delaware